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[CITY NATIONAL LOGO]

EXHIBIT 99.1

October 16, 2002

Contacts
Financial/Investors
Frank Pekny (City National) 310-888-6700
Ian Campbell (Abernathy MacGregor Group) 213-630-6550

Media
Cary Walker (City National) 213-833-4715

FOR IMMEDIATE RELEASE

City National Corporation Reports Net Income of
$48.7 Million and EPS of $0.94 for 2002 Third Quarter

Third-Quarter Net Income Increases 20 Percent On A Comparable Basis

For First Time Deposits Exceed $9 Billion, Loans Approach $8 Billion, and
Assets Under Management or Administration Exceed $19 Billion

        LOS ANGELES—City National Corporation (NYSE: CYN), parent company of wholly owned City National Bank, today reported record third-quarter 2002 net income of $48.7 million, or $0.94 per diluted common share, compared with reported net income of $37.5 million, or $0.75 per share, for the third quarter of 2001 and $45.8 million, or $0.88 per share, for the second quarter of 2002.

        The company's third-quarter 2002 net income of $48.7 million was up 20 percent from $40.7 million a year earlier, this latter amount having been adjusted to exclude the amortization of goodwill from the prior reported period to reflect the new accounting standards for goodwill ("New GAAP"). As a result, net income per diluted common share of $0.94 rose 15 percent from $0.82 in the third quarter a year ago on a comparable basis. Results for 2002 include the operations of Civic BanCorp ("Civic") from February 28, 2002, the date that the acquisition was completed.

        Third-quarter 2002 net income included, as a loss on the sale of loans and assets, approximately $3.8 million, or $0.04 per share after tax, in realized and unrealized write downs on a previously designated available-for-sale media and telecommunication loan portfolio. During the third quarter of 2002, two loans with total commitments of $18.2 million were sold out of the original $69.2 million in commitments on seven loans, leaving five media and telecommunication loans with commitments of $48.3 million in other assets at September 30, 2002. The quarter also included approximately $4.6 million, or $0.09 a share, in income tax benefits—$3.0 million relating to the first-half-of-the-year impact from the recently completed conversion of the company's former regulated investment company to a real estate investment trust and $1.6 million from a change in state tax law concerning the tax treatment of loan loss reserves.

        For the first nine months of 2002, City National Corporation achieved record net income of $138.7 million, or $2.69 per diluted common share, compared with reported net income of $107.4 million, or $2.18 per share for the first nine months of 2001. Net income for the first nine months of 2002 was up 18 percent from $117.1 million for the first nine months of 2001, the latter amount adjusted to reflect New GAAP. Accordingly, net income per diluted common share increased 13 percent from $2.38 in the first nine months of 2001 on a comparable basis.

        "City National's 33rd consecutive quarter of year-over-year net income growth and continuing strong year-over-year growth in loans, deposits, investment assets and clients reflect our position, potential and effectiveness as California's Premier Private and Business Bank," said Chief Executive Officer Russell Goldsmith. "We achieved this 20 percent growth in net income while adding to our allowance for credit losses."

        As a result of New GAAP, the difference between cash and GAAP performance has diminished, but cash results continue to be reported on the attached schedules.

RETURN ON ASSETS/RETURN ON EQUITY

        The company's return on average assets for the third quarter of 2002 was 1.76 percent, compared with, on an adjusted basis, 1.71 percent for the third quarter of 2001 and 1.68 percent for the second quarter of 2002. The return on average shareholders' equity was 17.65 percent, compared with, on an adjusted basis, 19.11 percent for the prior-year third quarter and 17.53 percent for the second quarter of 2002. For the first nine months of 2002, the return on average assets was 1.72 percent, and the return on average shareholders' equity was 18.01 percent compared with, on an adjusted basis, 1.71 percent and 19.50 percent for the first nine months of 2001. The adjustment makes the 2001 data comparable with New GAAP. The lower return on average shareholders' equity in the current period compared with a year ago is due primarily to a higher level of shareholders' equity from increased unrealized gains on available-for-sale securities and cash flow hedges, retained net income, the shares issued for the Civic acquisition and from the exercise of stock options, net of treasury share repurchases.

ASSETS

        Total average assets reached $11.0 billion for the third quarter of 2002, an increase of 16 percent over $9.4 billion for the third quarter of 2001 and essentially unchanged over the $10.9 billion in average assets for the second quarter of 2002. Total assets at September 30, 2002 were $11.3 billion, compared with $9.8 billion at September 30, 2001 and $11.0 billion at June 30, 2002.

        Total average interest-earning assets were $10.0 billion for the third quarter of 2002, an increase of 16 percent over the $8.6 billion in average interest-earning assets for the third quarter of 2001 and 1 percent under the $10.1 billion in average interest-earning assets for the second quarter of 2002.

LOANS

        Average loans for the third quarter of 2002 rose to $8.0 billion, an increase of 18 percent over the third quarter of 2001, reflecting the acquisition of Civic and continuing internally-generated loan growth. Third-quarter average loans increased slightly over the second quarter of 2002, reflecting in part, the impact of transferring seven media and telecommunication credits to available-for-sale at the end of the second quarter. Compared with the prior-year quarter, commercial loans rose 17 percent to $3.6 billion from $3.1 billion. Residential first mortgage loans rose 17 percent to $1.7 billion from $1.5 billion. Real estate mortgage loans rose 19 percent to $1.9 billion from $1.6 billion, and real estate construction loans rose 21 percent to $0.7 billion from $0.5 billion.

        Average loans for the first nine months of 2002 increased 18 percent to $7.8 billion from $6.6 billion for the same period last year. Commercial loans rose 15 percent to $3.6 billion from $3.1 billion. Residential first mortgage loans rose 24 percent to $1.7 billion from $1.4 billion. Real estate mortgage loans rose 15 percent to $1.8 billion from $1.6 billion and real estate construction loans rose 29 percent to $0.6 billion from $0.5 billion.

        Total loans at September 30, 2002 reached $8.0 billion, compared with $6.9 billion at September 30, 2001, and $7.9 billion at June 30, 2002, increases of 16 percent and 1 percent, respectively. The company's September 30, 2002 media and telecommunication loan portfolio, excluding the available-for-sale loans which are carried in other assets, contains 23 loans with commitment and outstanding balances of $134.1 million and $92.6 million, respectively, or just slightly more than 1 percent of the loan portfolio. All but one of these loans are syndicated.

        Syndicated non-relationship loans were $48.0 million, approximately one-half of 1 percent of the loan portfolio, at September 30, 2002, compared with $93.4 million at September 30, 2001 and $47.5 million at June 30, 2002. Five media and telecommunication loans with commitment and outstanding balances of $22.2 million and $16.0 million, respectively, as of September 30, 2002 are included among these non-relationship loans and also in the total media and telecommunication loan portfolio discussed above.

        Management has revised its forecast and currently expects that average loan growth for 2002 will be in the range of 15 percent to 17 percent.

DEPOSITS

        Average deposits during the third quarter of 2002 were $8.8 billion, an increase of 26 percent over the third quarter of 2001 and 3 percent over the second quarter of 2002. During the first nine months of 2002, average deposits increased 22 percent to $8.4 billion, compared with $6.9 billion for the first nine months of 2001.

        During the third quarter of 2002, average core deposits, which provide a source of low-cost funding, rose to $7.6 billion, an increase of 36 percent over the $5.6 billion in the third quarter of 2001 and 5 percent higher than the $7.2 billion for the second quarter of 2002. Average core deposits represented 86 percent of the total average deposit base for the third quarter, up from 80 percent for the prior-year quarter and up from 85 percent for the second quarter of 2002. For the first nine months of 2002, average core deposits were $7.1 billion, up 32 percent from $5.4 billion for the first nine months of 2001. New clients, the acquisition of Civic, and higher existing client balances maintained as deposits to pay for services, contributed to the growth of deposits.

        For the first time, deposits exceeded $9 billion, totaling $9.1 billion at September 30, 2002, compared with $7.4 billion at September 30, 2001 and $8.8 billion at June 30, 2002, increases of 23 percent and 4 percent, respectively.

        Management has revised its forecast and currently expects average year-over-year deposit growth to be in the range of 18 percent to 20 percent for 2002.

NET INTEREST INCOME

        Fully taxable-equivalent net interest income for the third quarter of 2002 was $135.2 million, an increase of 18 percent over $114.7 million for the third quarter of 2001. Third-quarter net interest income was 1 percent higher than the $134.3 million recorded for the second quarter of 2002. Fully taxable-equivalent net interest income for the first nine months of 2002 was $394.9 million, an increase of 19 percent over $331.2 million for the first nine months of 2001. Interest income recovered on nonaccrual and charged-off loans included above was $0.4 million for the third quarter of 2002, compared with $1.4 million for the third quarter of 2001 and $0.6 million for the second quarter of 2002. Interest recovered in the first nine months of 2002 was $1.4 million compared with $3.6 million for the first nine months of 2001.

        As part of the company's asset liability management strategy, its "plain vanilla" interest rate swaps hedging loans, deposits and borrowings added $8.2 million to net interest income in the third quarter of 2002 compared with $5.4 million in the third quarter of 2001 and $8.5 million for the second quarter of 2002. This included $3.7 million, $1.5 million and $3.7 million for the third quarter of 2002 and 2001 and the second quarter of 2002, respectively, for interest rate swaps qualifying as fair value hedges. For the first nine months of 2002, interest rate swaps added $24.6 million to net interest income, compared with $8.5 million for the first nine months of 2001. These amounts include $10.6 million and $3.9 million, respectively, for interest swaps qualifying as fair value hedges. Income from swaps qualifying as cash flow hedges of loans expected to be recorded in net interest income within the next 12 months is $8.1 million.

        The fully taxable-equivalent net interest margin for the third quarter of 2002 was 5.35 percent, compared with 5.28 percent for the third quarter of 2001 and 5.35 percent for the second quarter of 2002. The net interest margin for the first nine months of 2002 was 5.35 percent compared with 5.30 percent for the first nine months of 2001. The increases over the same periods last year are primarily due to this year's more stable interest rate environment. The Bank's prime rate was 4.75 percent as of September 30, 2002, compared with 6.00 percent a year earlier and 4.75 percent at June 30, 2002.

        Management continues to expect the net interest margin for 2002 will be slightly higher than the net interest margin of 5.26 percent reported for 2001.

NONINTEREST INCOME

        Core noninterest income increased 16 percent to $36.7 million for the third quarter of 2002, compared with $31.7 million for the third quarter of 2001, and decreased 1 percent from the $37.2 million for the second quarter of 2002. For the first nine months of 2002, core noninterest income increased 16 percent to $107.5 million compared with $92.7 million for the first nine months of 2001.

        Assets under administration at September 30, 2002 totaled $19.1 billion, including $7.0 billion under management, compared with $18.3 billion and $7.2 billion, respectively, at September 30, 2001, and $18.3 billion and $6.9 billion, respectively, at June 30, 2002. The quarter-over-prior-year quarter increase in assets under administration is due to continued strong new sales. Trust and investment fee revenues for the third quarter and first nine months of 2002 were higher compared with the prior-year periods also due to new sales, while revenues were slightly down from the second quarter due to declining market conditions.

        Cash management and deposit transaction fees for the third quarter and first nine months of 2002 increased over the same periods last year as the result of strong growth in deposits, higher sales of online cash management products, and the impact on fees of a reduction in the earnings credit on analyzed deposit accounts. Cash management and deposit transaction fees for the third quarter of 2002 were slightly lower than the preceding second quarter. Increases quarter-over-prior-year quarter in international services and other income were partially attributable to additional entertainment and middle-market commercial international business and higher participating mortgage loan income.

        Gains (losses) on the sale of loans, assets and the repurchase of debt and gains on the sale of securities for the third quarter of 2002 was a $2.6 million loss compared with a $0.6 million gain for the same period last year. The loss recognized for the third quarter of 2002 included approximately $3.8 million related to the write down on seven media and telecommunication loans classified as available-for-sale. For the first nine months of 2002, $1.3 million in net gains, including $2.0 million and $1.2 million gain on the sale of ORE and bank property during the first and second quarters of 2002, respectively, were recognized compared with $3.7 million in gains for the first nine months of 2001.

        Noninterest income for the third quarter and first nine months of 2002 was 21 percent and 22 percent of total revenues, respectively, compared with 23 percent for both the third quarter and first nine months of 2001.

        Management continues to expect growth in noninterest income to range from 7 percent to 10 percent for 2002. Last year, the acquisition of Reed, Conner & Birdwell accounted for approximately one-quarter of the 21 percent increase in noninterest income reported for the year. In addition, management expects that a more stable interest rate environment will contribute to a reduction in the growth rate of cash management and deposit transaction fees for the remainder of 2002.

NONINTEREST EXPENSE

        After excluding amortization of goodwill from prior-year reported periods, noninterest expense of $82.4 million for the third quarter of 2002 was up 11 percent from $74.1 million for the third quarter of 2001 and down 1 percent from $83.0 million for the second quarter of 2002. The increase over the prior-year quarter was primarily the result of the company's growth, including the acquisition of Civic, and costs associated with additional colleagues. Noninterest expense for the first nine months of 2002 increased 9 percent to $244.1 million compared with $223.3 million for the first nine months of 2001 on a comparable basis.

        The company's cash efficiency ratio for the third quarter of 2002 was 47.49 percent compared with 49.49 percent for the third quarter of 2001 and 46.76 percent for the second quarter of 2002. For the first nine months of 2002, the cash efficiency ratio was 47.39 percent compared with 51.34 percent for the first nine months of 2001. The improvement over the prior year was driven by both increased revenues and the company's ongoing efforts to improve efficiency and productivity.

        Excluding the amortization of goodwill in 2001, management continues to anticipate that 2002 noninterest expense will increase 7 percent to 10 percent over the prior year, with the acquisition of Civic accounting for a significant amount of the increase.

INCOME TAXES

        The effective tax rate for the first nine months of 2002 was 30.3 percent, which included $4.6 million in income tax benefits in this quarter—$3.0 million relating to the first-half-of-the- year impact from the recently completed conversion of the company's former regulated investment company to a real estate investment trust and $1.6 million from a change in state tax law concerning the tax treatment of loan loss reserves. These items contributed to an effective tax rate for the third quarter of 22.5 percent. These rates compare with as reported rates of 33.2 percent for the third quarter and 33.1 percent for the first nine months of 2001. The effective tax rate for the second quarter of 2002 was 33.1 percent. The lower effective tax rates in 2002 also reflect the realization of a capital loss resulting from the issuance and subsequent sale of an additional series of preferred stock by one of the company's real estate investment trust subsidiaries.

        Due to the third-quarter factors discussed above, management has revised its forecast and currently anticipates the company's effective tax rate for 2002 will be within a range of 30 percent to 32 percent.

CREDIT QUALITY

        Net loan charge-offs were $19.0 million and $6.6 million for the third quarters of 2002 and 2001, respectively, and $16.0 million for the second quarter of 2002. Third-quarter charge-offs included $10.3 million, including an $8.5 million previously identified potential problem commitment, relating to one private banking client, and $4.5 million relating to two relationship syndicated credits, one of which was media and telecommunication related. For the first nine months of 2002 and 2001, net loan charge-offs were $42.0 million and $22.2 million, respectively. Charge-offs do not contain any concentration within a specific industry sector. As an annualized percentage of average loans, net charge-offs were 0.95 percent, 0.39 percent and 0.81 percent for the third quarters of 2002 and 2001 and the second quarter of 2002, respectively. Year-to-date net charge-offs were 0.72 percent compared to 0.45 percent a year ago as an annualized percentage of average loans.

        Total nonperforming assets (nonaccrual loans and ORE) were $50.6 million, or 0.64 percent of total loans and ORE, at September 30, 2002, compared with $40.1 million, or 0.59 percent, at September 30, 2001 and $64.9 million, or 0.83 percent, at June 30, 2002 and do not contain any concentration of credits within a specific industry sector. Total syndicated non-relationship loans on nonaccrual status consisted of three loans totaling $6.2 million at September 30, 2002 and $6.4 million at June 30, 2002.

        The company recorded a provision for credit losses of $20.5 million and $49.5 million for the third quarter and first nine months of 2002, respectively, compared with $10.0 million and $24.0 million for the same periods in 2001. The provision for credit losses in the second quarter of 2002 was $18.0 million. The provision for credit losses this quarter primarily reflects management's ongoing assessment of the credit quality of the portfolio, including changes in the media and telecommunication sectors, and the general economic environment during this period. Additional factors affecting the provision include net loan charge-offs and nonaccrual loans and growth in the portfolio.

        The allowance for credit losses at September 30, 2002 totaled $159.2 million, or 2.00 percent of outstanding loans. This compares with an allowance of $137.2 million, or 2.00 percent at September 30, 2001 and an allowance of $157.6 million, or 2.01 percent at June 30, 2002. The allowance for credit losses as a percentage of nonaccrual loans was 317 percent at September 30, 2002, compared with 342 percent at September 30, 2001 and 245 percent at June 30, 2002. Management believes the allowance for credit losses is adequate to cover risks in the portfolio, including any unfunded commitments at September 30, 2002.

        The provision for credit losses to be taken in 2002 will reflect management's assessment of the above factors, as well as changes in the economic environment during this period. Given the current economic environment, management expects nonaccrual loans will increase from current levels. Based on its assessment of credit quality indicators, management has revised its forecast and currently anticipates that a provision for credit losses for all of 2002 could be within the $65.0 million to $75.0 million range.

OUTLOOK

        Management has revised its forecast and currently expects net income per diluted common share for 2002 will be approximately 8 percent to 10 percent higher than New GAAP net income per diluted common share of $3.22 for 2001.

CAPITAL LEVELS

        Total risk-based capital and Tier 1 risk-based capital ratios at September 30, 2002 were 14.61 percent and 10.16 percent, compared with the minimum "well-capitalized" capital ratios of 10 percent and 6 percent, respectively. The company's Tier 1 leverage ratio of 7.88 percent exceeded the regulatory minimum of 4 percent required for a "well-capitalized" institution. Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios at June 30, 2002 were 14.24 percent, 9.74 percent and 7.44 percent, respectively. The total risk-based capital ratio benefited from the issuance of $6.7 million in the third quarter of 2002 of 8.5 percent preferred stock by real estate investment trust subsidiaries of the bank. The stock qualifies as Tier 1 capital.

STOCK REPURCHASE

        Under the October 26, 2000 stock buyback program of 1 million shares, 494,000 shares have been repurchased at an average price of $37.49 per share, including 145,000 shares at an average price of $45.62 repurchased during the third quarter of 2002. The shares purchased under the buyback program will be reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. There were 112,338 treasury shares at September 30, 2002.

ABOUT CITY NATIONAL

        City National Corporation (NYSE: CYN) is a financial services company with $11.3 billion in total assets. Its wholly owned subsidiary, City National Bank, is the second largest independent bank headquartered in California. As California's Premier Private and Business BankSM, City National provides banking, investment and trust services through 54 offices, including 11 full-service regional centers, in Southern California and the San Francisco Bay Area. The company has more than $19 billion in investment and trust assets under management or administration.

        For more information about City National, visit the company's Web site at cnb.com http://www.cnb.com/.

        This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) economic uncertainty created by increasing unrest in other parts of the world, (2) the prospect of additional terrorist acts within the United States and the uncertain effect of these events on our national and regional economies, (3) potential economic impacts of west coast dock labor negotiations, (4) changes in interest rates, (5) significant changes in banking laws or regulations, (6) increased competition in the company's market, (7) higher-than-expected credit losses, (8) the effect of acquisitions and integration of acquired businesses, and (9) unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weak or a decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

        For a more complete discussion of these risks and uncertainties, see the company's Quarterly Report on Form 10-Q for the quarter-ended June 30, 2002, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the "Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."

CITY NATIONAL CORPORATION
CONSOLIDATED BALANCE SHEET (unaudited) (Dollars in thousands, except per share amount)

	September 30,
	2002	2001	% Change
Assets
Cash and due from banks	$480,884	$418,830	15
Federal funds sold	268,000	311,500	(14)
Securities	2,046,020	1,797,898	14
Loans (net of allowance for credit losses of $159,173 and $137,239)	7,807,628	6,713,743	16
Other assets	671,235	544,103	23

Total assets	$11,273,767	$9,786,074	15

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$4,200,997	$3,275,183	28
Interest-bearing deposits	4,925,725	4,125,169	19

Total deposits	9,126,722	7,400,352	23
Federal funds purchased and securities sold under repurchase agreements	231,389	149,701	55
Other short-term borrowed funds	294,125	785,125	(63)
Subordinated debt	301,917	274,493	10
Other long-term debt	68,897	194,995	(65)
Other liabilities	124,862	106,003	18

Total liabilities	10,147,912	8,910,669	14
Shareholders' equity	1,125,855	875,405	29

Total liabilities and shareholders' equity	$11,273,767	$9,786,074	15

Book value per share	$22.44	$18.21	23
Number of shares at period end	50,163,305	48,068,566	4

CONSOLIDATED STATEMENT OF INCOME (unaudited) (Dollars in thousands, except per share amount)

	For the three months ended September 30,			For the nine months ended September 30,
	2002	2001	% Change	2002	2001	% Change
Interest income	$154,616	$156,516	(1)	$458,485	$477,198	(4)
Interest expense	(23,092)	(45,387)	(49)	(74,692)	(156,103)	(52)

Net interest income	131,524	111,129	18	383,793	321,095	20
Provision for credit losses	(20,500)	(10,000)	105	(49,500)	(24,000)	106

Net interest income after provision for credit losses	111,024	101,129	10	334,293	297,095	13
Noninterest income	34,178	32,282	6	108,859	96,437	13
Noninterest expense	(82,372)	(77,329)	7	(244,104)	(232,945)	5

Income before taxes	62,830	56,082	12	199,048	160,587	24
Income taxes	(14,145)	(18,598)	(24)	(60,367)	(53,168)	14

Net income	48,685	37,484	30	138,681	107,419	29
Amortization of goodwill	—	3,220	(100)	—	9,647	(100)

Net income—new GAAP	$48,685	$40,704	20	$138,681	$117,066	18

Net income per share, basic	$0.97	$0.78	24	$2.80	$2.25	24

Net income per share, diluted	$0.94	$0.75	25	$2.69	$2.18	23

Net income—new GAAP per share, diluted	$0.94	$0.82	15	$2.69	$2.38	13

Dividends paid per share	$0.20	$0.19	5	$0.59	$0.56	5

Cash net income (1)	$49,831	$41,439	20	$141,898	$119,271	19

Cash net income per share, basic	$0.99	$0.86	15	$2.86	$2.49	15

Cash net income per share, diluted	$0.96	$0.83	16	$2.75	$2.42	14

Shares used to compute per share net income, basic	50,107,163	48,015,739		49,586,859	47,822,393
Shares used to compute per share net income, diluted	51,898,897	49,803,704		51,594,818	49,285,704
(1)
Cash results exclude the after-tax amortization of core deposit intangibles and goodwill where applicable

CITY NATIONAL CORPORATION
SELECTED FINANCIAL INFORMATION (unaudited) (Dollars in thousands)

	September 30,
Period end	2002	2001	% Change
Loans
Commercial	$3,572,267	$3,045,448	17
Residential first mortgage	1,746,649	1,528,505	14
Real estate mortgage	1,910,277	1,608,086	19
Real estate construction	661,698	596,081	11
Installment	75,910	72,862	4

Total loans	$7,966,801	$6,850,982	16

Deposits
Noninterest-bearing	$4,200,997	$3,275,183	28
Interest-bearing, core	3,826,919	2,679,780	43

Total core deposits	8,027,916	5,954,963	35
Time deposits—$100,000 and over	1,098,806	1,445,389	(24)

Total deposits	$9,126,722	$7,400,352	23

Credit Quality
Nonaccrual loans and ORE
Nonaccrual loans	$50,173	$40,115	25
ORE	460	10	N/M

Total nonaccrual loans and ORE	$50,633	$40,125	26

Total nonaccrual loans and ORE to total loans and ORE	0.64	0.59	8
Loans past due 90 days or more on accrual status	$8,906	$3,462	157

	For the three months ended September 30,			For the nine months ended September 30,
Allowance for Credit Losses	2002	2001	% Change	2002	2001	% Change
Beginning balance	$157,647	$133,883	18	$142,862	$135,435	5
Additions from acquisition	—	—	—	8,787	—	N/M
Provision for credit losses	20,500	10,000	105	49,500	24,000	106
Charge-offs	(20,268)	(8,509)	138	(47,425)	(31,431)	51
Recoveries	1,294	1,865	(31)	5,449	9,235	(41)

Net charge-offs	(18,974)	(6,644)	186	(41,976)	(22,196)	89

Ending Balance	$159,173	$137,239	16	$159,173	$137,239	16

Total net charge-offs to average loans (annualized)	(0.95)	(0.39)	144	(0.72)	(0.45)	60
Allowance for credit losses to total loans				2.00	2.00	—
Allowance for credit losses to nonaccrual loans				317.25	342.11	(7)

CITY NATIONAL CORPORATION
SELECTED FINANCIAL INFORMATION (unaudited) (Dollars in thousands)

	For the three months ended September 30,			For the nine months ended September 30,
	2002	2001	% Change	2002	2001	% Change
Average Balances
Loans
Commercial	$3,598,795	$3,074,506	17	$3,573,657	$3,107,809	15
Residential first mortgage	1,733,693	1,482,327	17	1,695,501	1,371,504	24
Real estate mortgage	1,900,612	1,591,224	19	1,803,924	1,569,050	15
Real estate construction	651,174	539,409	21	628,239	485,394	29
Installment	73,984	72,509	2	71,382	73,472	(3)

Total loans	$7,958,258	$6,759,975	18	$7,772,703	$6,607,229	18

Securities	$1,936,582	$1,782,906	9	$1,963,666	$1,677,737	17
Interest-earning assets	10,015,119	8,616,506	16	9,869,411	8,348,930	18
Assets	10,964,142	9,419,018	16	10,749,782	9,158,935	17
Core deposits	7,565,699	5,570,380	36	7,138,607	5,405,764	32
Deposits	8,772,826	6,947,324	26	8,422,254	6,903,606	22
Shareholders' equity	1,094,381	844,931	30	1,029,611	802,640	28
Noninterest income
Trust and investment fee revenue	$15,287	$14,896	3	$45,297	$43,348	4
Cash management and deposit transaction fees	9,929	8,068	23	30,323	22,199	37
International services	4,747	3,756	26	13,257	11,155	19
Bank owned life insurance	737	714	3	2,129	2,135	—
Other	6,028	4,287	41	16,532	13,875	19

Subtotal—core	36,728	31,721	16	107,538	92,712	16
Gain (loss) on sale of loans and assets/debt repurchase	(3,756)	(355)	958	(757)	1,293	(159)
Gain on sale of securities	1,206	916	32	2,078	2,432	(15)

Total	$34,178	$32,282	6	$108,859	$96,437	13

Noninterest expense
Salaries and employee benefits	$49,109	$42,476	16	$146,221	$127,961	14

All Other
Net occupancy of premises	6,837	6,434	6	19,512	19,406	1
Professional	5,418	6,203	(13)	15,829	18,325	(14)
Information services	4,200	4,111	2	13,221	12,028	10
Depreciation	3,268	3,510	(7)	9,996	10,260	(3)
Marketing and advertising	3,259	2,375	37	9,358	8,272	13
Office services	2,231	2,159	3	7,060	6,793	4
Amortization of core deposit intangibles	1,976	1,405	41	5,547	4,214	32
Amortization of goodwill	—	3,220	(100)	—	9,647	(100)
Acquisition integration	—	—	—	1,300	—	NM
Equipment	599	497	21	1,870	1,596	17
Other operating	5,475	4,939	11	14,190	14,443	(2)

Total all other	33,263	34,853	(5)	97,883	104,984	(7)

Total	82,372	77,329	7	244,104	232,945	5
Less amortization of goodwill	—	(3,220)	(100)	—	(9,647)	(100)

Adjusted total	$82,372	$74,109	11	$244,104	$223,298	9

Selected Ratios
For the Period
Return on average assets—new GAAP	1.76%	1.71%	3	1.72%	1.71%	1
Return on average shareholders' equity—new GAAP	17.65	19.11	(8)	18.01	19.50	(8)
Return on average assets	1.76	1.58	11	1.72	1.57	10
Return on average shareholders' equity	17.65	17.60	—	18.01	17.89	1
Net interest margin	5.35	5.28	1	5.35	5.30	1
Efficiency ratio—new GAAP	48.65	50.44	(4)	48.49	52.32	(7)
Efficiency ratio	48.65	52.64	(8)	48.49	54.58	(11)
Dividend payout ratio	20.03	23.68	(15)	20.86	24.73	(16)
Cash return on average assets	1.84	1.78	3	1.80	1.78	1
Cash return on average shareholders' equity	23.35	25.09	(7)	22.99	25.60	(10)
Cash efficiency ratio	47.49	49.49	(4)	47.39	51.34	(8)
Period End
Tier 1 risk-based capital ratio				10.16	9.06	12
Total risk-based capital ratio				14.61	13.93	5
Tier 1 leverage ratio				7.88	7.17	10

        (Released to Business Wire this date)

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EXHIBIT 99.1
CITY NATIONAL CORPORATION CONSOLIDATED BALANCE SHEET (unaudited) (Dollars in thousands, except per share amount)
CONSOLIDATED STATEMENT OF INCOME (unaudited) (Dollars in thousands, except per share amount)
CITY NATIONAL CORPORATION SELECTED FINANCIAL INFORMATION (unaudited) (Dollars in thousands)
CITY NATIONAL CORPORATION SELECTED FINANCIAL INFORMATION (unaudited) (Dollars in thousands)